FINANCIAL CONSULTANTS/MONEY MANAGERS

1281 KENNESTONE CIRCLE, SUITE 100                             (770) 429-9166
MARIETTA, GA 30066                                            FAX (770) 428-3852

                          THE HENSSLER FINANCIAL GROUP
                                 CODE OF ETHICS

                         HENSSLER ASSET MANAGEMENT, LLC
                        G.W. HENSSLER & ASSOCIATES, LTD.
                      HENSSLER, STILL & ASSOCIATES, LLC DBA
             THE HENSSLER FINANCIAL GROUP TAX & ACCOUNTING DIVISION
                                       AND
                            THE HENSSLER FUNDS, INC.

Henssler Asset Management, LLC, G.W. Henssler & Associates, Ltd., Henssler, Still & Associates, LLC DBA The Henssler Financial Group Tax & Accounting Division, and The Henssler Funds, Inc. (hereinafter "HAM", "GWH", "HSA" and "HFI", respectively, and collectively "the firms") have adopted the following policies and procedures effective April 10, 1998, and as amended December 31, 2003. This Code of Ethics (hereinafter "the Code") shall replace all previously adopted polices and procedures as they relate to the subject matter of the Code.

All employees, managers, members, principals, directors and other affiliated persons (hereinafter "associated persons") are expected to study and understand the Code, and to initially upon employment or commencement of their affiliation and annually thereafter, agree to comply with the provisions of the Code, and to confirm such understanding and agreement in writing. The firms require that all associated persons must act in accordance with all applicable Federal and State regulations governing registered investment advisory practices. Any associated person who intentionally breaches this Code or any applicable law or regulation shall be subject to immediate termination.

Certain directors of HFI may be deemed "disinterested directors" when they, in the course of their everyday activities with respect to the firms, would not have access to advisory recommendations. Such "disinterested directors" are generally exempt from the personal trading restrictions and reporting requirements placed on other associated persons, except where such director knew or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director's transaction in a Covered Security, the Fund purchased or sold the covered security, or the Fund or its Investment Adviser considered purchasing or selling the covered security. (Investment Company Act of 1940, Rule 17j-1(d)(2)(ii))

HAM and GWH, as Registered Investment Advisers, and all associated persons of the firms, have a fiduciary duty to, at all times, place the interests of clients and/or shareholders of The Henssler Equity Fund (hereinafter "clients") ahead of personal interests. The primary function of the Code is to provide a framework through which the clients' interests are duly protected. Accordingly, any associated person not in compliance with the Code shall be subject to such disciplinary action, including termination, as set out in Appendix C.

I.    Definitions

A. Associated person ("you"). Any employee, manager, member, principal, director or other affiliated person of the firms.


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                      FINANCIAL CONSULTANTS/MONEY MANAGERS

1281 KENNESTONE CIRCLE, SUITE 100                             (770) 429-9166
MARIETTA, GA 30066                                            FAX (770) 428-3852

B. Insider trading. Although not clearly defined in federal securities laws, the term "insider trading" is generally used to refer to the use of material, non-public information to make decisions with respect to securities trading. You do not have to be an insider to possess inside information. In fact, prudent action would require that, in the event that any person begins to provide you with inside information, even if you do not intend to use that information to make trading decisions, you should stop the person from giving you the information. In the event that you receive Material non-public information, you should report this to the Compliance Officer of the firms immediately, and such security will be placed on the restricted list.

C. Material information. This is information for which there is a substantial likelihood that a reasonable investor would consider it to be important in making his or her investment decision.

D. Nonpublic information. Information is "nonpublic" if it has not yet been effectively communicated to the market place or is not generally available to a potential investor on reasonable inquiry.

E. Private client accounts. Portfolios managed by one of the firms on a continuous basis, compensation for which is calculated on a percent-of-assets basis.

F. Research Department/Investment Committee ("the Committee"). GWH has a Research Department managed by Theodore L. Parrish. Mr. Parrish, Gene W. Henssler, Ph.D., President of GWH, and other staff members regularly meet to discuss and review both existing securities in the Model Portfolio (and their relative weights in the Model) and those they may wish to consider for the Model. Their final decisions are then communicated to the rest of the staff of GWH. HAM has an investment committee made up of Theodore L. Parrish, Gene W. Henssler, Ph.D., and other staff members. The investment committee meets regularly to discuss and review both existing securities in the mutual funds and other accounts managed by HAM (and their relative weights in the fund(s)and accounts) and those they may wish to consider for the fund(s) and accounts. Their final decisions are then applied to the applicable fund(s') portfolios.

G. Model Portfolio. The Model Portfolio is a sample portfolio made up of the equity securities, in the relative weightings that the Committee deems appropriate, in which the equity portions of the private client accounts of GWH will be invested. The Henssler Equity Fund and any HAM accounts following the Model will be weighted in substantially the same manner as the Model.

H. Stock Universe. A Stock Universe will be maintained by the Research Department. This list will include, but not be limited to, all securities that meet the criteria for inclusion into the Model Portfolio. All securities within the Stock Universe shall be treated as possible inclusions in the Fund or the Model Portfolio.

I. Immediate Household. Your immediate household includes people who reside in your home. This includes, but is not limited to, live-in daycare providers, room-mates (i.e., people unrelated to you by blood or marriage), as well as spouses, children (natural and adopted), siblings, etc.

J. Personal Securities Transactions. These include transactions in all accounts over which you have beneficial ownership as defined in section 16 of the Securities Exchange Act of 1934. For restriction and reporting purposes, personal securities transactions also include the transactions of people in your immediate household, as defined above.

K. Related person transactions. Should a person who is related to you but does not reside in the same household as you request that you place a trade on his/her behalf, this trade shall be subject to the preclearance requirement. Such trades shall not be subject to the quarterly reporting requirement.

L. Managed Account(s). A Managed Account is deemed to be any account or portfolio of accounts where a signed management contract between you and either of the firms is on file. The firms will have discretion over these accounts and the transactions placed within the scope of this discretion shall not require preclearance. Contracts must include, but not be limited to, signature of employee (and spouse when applicable), a list of all managed accounts falling within this management agreement, and the current associate making the investment decisions as they pertain to the management of the accounts.

M. Non-Managed Account(s). A Non-Managed Account is deemed to be any account or portfolio of accounts that does not fall under the definition of Managed Account(s) set forth in Paragraph I, Section L above. Transactions within these accounts are made on a non-discretionary basis and are required to follow all applicable preclearance procedures.


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                      FINANCIAL CONSULTANTS/MONEY MANAGERS

1281 KENNESTONE CIRCLE, SUITE 100                             (770) 429-9166
MARIETTA, GA 30066                                            FAX (770) 428-3852

N. Monthly Trading/Block Trading. Such trading is done on a discretionary basis on behalf of client accounts. Monthly trading is considered a form of block trading in which clients who are dollar cost averaging into the market purchase securities on a set monthly basis. All clients trade on the same date and average fill prices are used to allocate trades. Block trading takes place when a change in the Model Portfolio has taken place and is then reflected in the clients' portfolios; or, when trades are placed for the benefit of a number of client accounts at the same time.

II.   General Provisions

A. Associated persons ("you") shall not engage in any professional conduct involving dishonesty, fraud, deceit or misrepresentation, or commit any act that reflects adversely on their honesty, trustworthiness, or professional competence.

B. You shall not undertake any independent practice, employment or otherwise, that could present a conflict of interest between yourself and any client of the firms.

C. You must obtain written approval by one of the following: Gene Henssler, Ted Parrish, Bil Lako, or Scott Keller, before engaging in any outside employment.

D. You must follow and adhere to the covenants and basic investment strategies employed by the firms at all times.

E. You shall not serve on the Board of Directors of a publicly traded company without prior authorization by one of the following: Gene Henssler, Ted Parrish, Bil Lako, or Scott Keller.

F. You must not personally accept any gift or other benefit (including travel, lodging, meals and/or entertainment) of more than a de minimis value (generally $100) from any person or entity engaged in conducting any business with the firms.

G. You are required, within 10 days of employment or commencement of any other affiliation with the firms, to disclose to the firms all beneficial ownership in any "security" (as defined in the Investment Company Act of 1940 and in Appendix A), and shall annually provide a summary of all security holdings. Such reports shall include: (1) the title, number of shares and principal amount of each security; (2) the name of any broker dealer or bank with whom you maintain an account in which such securities are held, and: (3) the date the report is submitted.

H. You shall follow the policies and procedures outlined in the Code with respect to personal securities transactions, and the reporting thereof.

III.  Personal Securities Transactions

The firms and their associated persons may, for their own accounts, buy or sell securities identical to those recommended to clients. Additionally, any associated person(s) may have an interest or position in certain other securities that may also be recommended to a client. However, no associated person shall prefer his or her own interest to that of any client. As these situations may represent a potential conflict of interest, the firms have established the following restrictions in order to protect the interests of clients. The requirements and restrictions apply to all personal securities transactions of the associated person and his/her immediate household. At the firms' discretion, exceptions may be granted in certain unusual circumstances.

A. Certain personal securities transactions of associated persons, except those in registered mutual funds or other securities not required to be reported pursuant to Section III, Paragraph C below, shall be subject to preclearance by the Compliance Officer of the firm(s). The specific categories of trades requiring preclearance are defined in Paragraph III, A (a) below. Trades requiring preclearance are to be brought to the Compliance Officer's attention. It will then be the responsibility of the Compliance Officer to consult with Ted Parrish, Gene Henssler, Scott Keller, or Bil Lako prior to granting approval or denial. Trades of the Compliance Officer requiring preclearance are to be precleared by Ted, Gene, Scott, or Bil. All trades requiring preclearance must be precleared prior to the trade being placed. In the event that a trade is not executed on the day the order is initially placed, the order must be resubmitted for the appropriate preclearance prior to the trade being reentered.


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                      FINANCIAL CONSULTANTS/MONEY MANAGERS

1281 KENNESTONE CIRCLE, SUITE 100                             (770) 429-9166
MARIETTA, GA 30066                                            FAX (770) 428-3852

      (a) Determine if the trade to be placed is for the benefit of a Managed Account (as defined in Section I, Paragraph L above), or as a discretionary trade; or Non-managed Account (as defined in Section I, Paragraph M above), or as a non-discretionary trade.

            a.    Managed Account/Discretionary trades:

                  i. Managed Accounts are the only exceptions permitted to the preclearance requirement. Any transaction placed as a direct result of managed discretion need not be precleared. Any non-discretionary trades placed within Managed Account(s) are to follow the preclearance provisions listed in Section III, Paragraph A. (a) b below.

            b.    Non-Managed Account/Non-discretionary trades:

                  i. Employees may not have such accounts for individual securities. However, an employee may buy and sell any mutual fund shares provided the shares are held for a minimum of thirty (30) days.

B. You may not buy or sell securities for your own personal portfolio(s) where your decision is substantially derived, in whole or in part, by reason of your employment unless the information is also available to the investing public on reasonable inquiry. It is the expressed policy of the firms that no associated person may knowingly purchase any security in advance of a transaction being implemented for its advisory accounts with the intention of benefiting from transactions placed on behalf of advisory accounts.

C. You are required to make accurate reports to the firms within ten (10) days following the end of each calendar quarter with respect to your personal securities transactions and those of the members of your immediate household. (See Quarterly Compliance Report, Appendix B) You are not required to report transactions in direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements or registered mutual funds managed, not managed, or advised by the firms, except as required by Section II, Paragraph G above. You are not required to report transactions effected for, or securities held in, any account over which you have no direct or indirect influence or control; provided, however, that the reporting requirements of this Code are applicable to securities held in Managed Accounts handled by the firm.

D. All personal accounts must be held at Schwab, Fidelity, Merrill Lynch, or CNT Wealth Management unless there is a written exception from a Principal of GWH, which may be granted or denied, in his or her sole discretion. If exception is not granted, the employee has one calendar quarter from hire date to move said account(s) to Schwab, Fidelity, Merrill Lynch, or CNT Wealth Management. Duplicate copies of an associated person's broker trade confirmations and account statements may be utilized for reporting purposes provided that such materials provide all information required by Rule 17j-1(d)(ii). Associated persons must report any new accounts opened during the quarter.

E. Your personal trading may be subject to cancellation should a conflict arise. You will pay any fees resulting from a trade cancellation.

F. You are strictly prohibited from acquiring any securities in any initial public offering.

G. You are prohibited from acquiring any securities pursuant to a private placement without prior written authorization by one of the following:
      Gene Henssler, Ted Parrish, Bil Lako, or Scott Keller.


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                      FINANCIAL CONSULTANTS/MONEY MANAGERS

1281 KENNESTONE CIRCLE, SUITE 100                             (770) 429-9166
MARIETTA, GA 30066                                            FAX (770) 428-3852

H. You are prohibited from actively engaging in short-term (thirty (30) day minimum holding time) trading for profit. If you can clearly show hardship or other reasonable need to buy or sell a security, for a profit, within thirty (30) calendar days of its purchase, the sale may be allowed.

I.   You are prohibited from trading in stock options.

J. Any associated person not in observance of the above may be subject to termination.

The Code is subject to change and modification by the appropriate
Principals/Members/Directors of the firms.


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                      FINANCIAL CONSULTANTS/MONEY MANAGERS

1281 KENNESTONE CIRCLE, SUITE 100                             (770) 429-9166
MARIETTA, GA 30066                                            FAX (770) 428-3852

                                   APPENDIX A

                           Definition of a "Security"

The term "security" is defined in the Investment Company Act of 1940, Section 2(a)(36), as follows:

"Security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganzation certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.


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                      FINANCIAL CONSULTANTS/MONEY MANAGERS

1281 KENNESTONE CIRCLE, SUITE 100                             (770) 429-9166
MARIETTA, GA 30066                                            FAX (770) 428-3852

                                   APPENDIX B

                         HENSSLER ASSET MANAGEMENT, LLC
                        G.W. HENSSLER & ASSOCIATES, LTD.
              HENSSLER, STILL & ASSOCIATES, LLC/d.b.a THE HENSSLER
                  FINANCIAL GROUP TAX AND ACCOUNTING DIVISION
                      PERSONAL SECURITIES TRANSACTION FORM
                           PERIOD ________ TO ________

Pursuant to the firm's Code of Ethics, as well as the Investment Company Act of 1940, please complete the following questions with regard to trading by you and/or your immediate household. If you have an account that is not linked here (exception should be on file), you must give copies of confirms and statements to compliance. Please sign, date and return to the firm's Chief Compliance Officer by______________________.

HAVE YOU OR MEMBERS OF YOUR HOUSEHOLD BOUGHT OR SOLD ANY COVERED* SECURITIES IN
THE LAST CALENDAR QUARTER?   |_| YES      |_| NO

IF YES, PLEASE COMPLETE THE FOLLOWING AND RETURN TO THE COMPLIANCE DEPARTMENT.

NAME OF     BUY        AMOUNT OF         PRICE OF      BROKER/     DATE OF
SECURITY    OR SELL    TRANSACTION       SECURITY      DEALER     TRANSACTION
--------    -------    -----------       --------      ------     -----------

________________________________________________________________________________

________________________________________________________________________________

HAVE YOU OR MEMBERS OF YOUR HOUSEHOLD RECENTLY OPENED A NEW ACCOUNT NOT
PREVIOUSLY DISCLOSED? |_| YES     |_| NO

IF YES, PLEASE PROVIDE CUSTODIAN, ACCOUNT NUMBER, AXYS CODE, ACCOUNT TYPE, AND DATE ESTABLISHED BELOW:

________________________________________________________________________________

________________________________________________________________________________

______________________________________            ______________________________
Signature                                         Date

______________________________________
Printed Name

*Transactions in U.S. government bonds, bankers' acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments, unit investment trusts or variable or fixed annuities (where no investment discretion is involved) or shares of registered open-end investment companies (mutual funds), need not be reported. However, PLEASE NOTE, all transactions and holdings in proprietary or affiliated mutual funds must be reported.


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                      FINANCIAL CONSULTANTS/MONEY MANAGERS

1281 KENNESTONE CIRCLE, SUITE 100                             (770) 429-9166
MARIETTA, GA 30066                                            FAX (770) 428-3852

                                   APPENDIX C

               DISCIPLINARY POLICIES REGARDING THE CODE OF ETHICS

At the firms' management discretion, the following disciplinary actions will be administered to any employee in violation of the Code of Ethics. In the event of an intentional breach of the Code, any associated person may be subject to immediate termination.

For purposes of this section, the Company will consider only those violations of the Code that took place within five years prior to the violation subject to review. Any violation older than five years will be disregarded for purposes of the disciplinary provisions hereof.

      Anytime an employee violates the Code of Ethics, and the violation results in personal profit, at the firms' management discretion, the profits will be disgorged to the charity of the firms' choice, in a manner determined by the firms.

      1. In the instance of a first infraction, a notice of reprimand will be placed in the employee's file, and appropriate officers/directors will be notified.

      2. In the instance of a second infraction, the associated person will be placed on one day's suspension; that is, the employee will be required to take a day without pay, within fourteen (14) business days of the offense, and notification will be made to the appropriate officers/directors.

      3. In the instance of a third infraction, the employee will be prohibited from any personal securities transaction for a period of three (3) months, will be placed on one day's suspension within fourteen (14) business days of the offense, and notification will be made to the appropriate officers/directors.

      4. In the instance of a fourth infraction, the employee will be terminated.

The firms' management will consult with legal counsel as to appropriate sanctions for directors in violation of the Code.

The firms' management will maintain a written record of violations and disciplinary actions taken, if any. This written record will also be reported to the board of directors of the Fund quarterly.


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